EXHIBIT 99.1

EC Development, Inc. Announces Release of New Triton Cruise(TM) Casino Management System

Company Introduces New CMS Designed Specifically for Ship-Board Casino Operations
Press Release: EC Development, Inc. – Wed, Aug 8, 2012 9:00 AM EDT.

SHAWNEE, OK--(Marketwire -08/08/12)- EC Development, Inc. (ECDI) (ECDI), a leading provider of casino gaming management systems, announced today the release of its new Triton Cruise™ Casino Management System. The new system utilizes many of the robust features of EC Development's flagship Tahoe CMS™ (Casino Management System) technology but has been developed specifically for ship-board casino operations.

"We are very excited to announce the release of the Triton Cruise™ system," said Gene Estep, Chief Executive Officer of EC Development, Inc. "Over the last year we have worked extensively with the cruise casino gaming industry and we saw a real need to design a system that would meet their unique requirements. The Triton system does that and more."

Designed to help casino operators drive revenues through innovative player promotions and player management tools, the Triton Cruise system features a new touch screen browser display that allows casinos to offer numerous new player interactive features and services right at the game.

Fully integrated with the industry-standard Fidelio cruise management software, Triton opens a new world to cruise casino managers, providing a true "One Card Solution" at every point of passenger contact. One card does it all:

•Boarding Security
•Cabin Key
•Players Club
•Cash On Card -- Real time access to player funds held by the ship operator

In addition, Triton offers a fully Customizable Progressive Jackpot platform that allows shipboard players to join linked games selectively and/or based upon automatic qualifications selected by the cruise casino operator. The casino defines the need and the Triton system provides the solution that fits that need. Multiple, segregated or overlapping progressives can be operated on the same casino floor at the same time. Player bonusing is fully supported and bonuses may be fully automated or semi-automated, with point redemption at the game.

Another valuable feature of the Triton system is that it enables the delivery of player specific messages and streaming video at any gaming device. Benefits and incentives, advertising, live telecasts and simulcasts, progressive levels, jackpots and more are broadcasted directly to game display applications as well as displays on the casino floor via the system's CasinoCast Automator tool.

About EC Development, Inc.

EC Development, Inc. (ECDI), founded in 2005, designs, developments and markets software for the U.S. and international gaming and casino markets. The software monitors, audits, analyzes and manages all financial transactions and customer activities for casinos and other gaming related environments.

Its flagship technology, the Tahoe CMS™ (Casino Management System) is a complete class 2 and class 3 game accounting system and offers customers a packaged, fully modern, fully computerized slot accounting, promotions, marketing, and reporting system which allows a casino to run virtually any vendor's games on one system, completely negating the need to have disparate systems while also enabling the use of some truly cutting edge marketing tools.

For more information on the company, please visit www.ecdevonline.com.

Contact:.

Media Contact:
EC Development, Inc.
info@ecdevonline.com
877.296.3163